                                                                       Exhibit 4

                             [UST CORP. LETTERHEAD]




NEWS RELEASE
-------------------------------------


For:      Immediate Release

Contact:  Lynda Tocci              John G. Fallon
          UST Corp.                Affiliated Community Bancorp, Inc.
          617-726-7221             617-894-6810 ext. 399


            UST CORP. TO ACQUIRE AFFILIATED COMMUNITY BANCORP, INC.


BOSTON, MASS...December 15, 1997... UST Corp. (NASDAQ: USTB) and Affiliated Community Bancorp, Inc. (NASDAQ: AFCB) jointly announced today that the Corporations have signed a definitive agreement under which UST will acquire Affiliated.

     Upon completion of the acquisition UST will become a $5.4 billion bank holding company with 83 branches in the greater Boston area, after giving effect to UST's pending acquisition of five eastern Massachusetts branches from Somerset Savings Bank. Affiliated conducts business through three subsidiary banks: Lexington Savings Bank, The Federal Savings Bank and Middlesex Bank & Trust Co. The three banks have a total of 12 branches located in Middlesex County. This transaction, including the addition of the Somerset branches, will increase UST's branch presence in Middlesex County from 32 to 44 offices. While UST will first acquire Affiliated and the banks will operate as subsidiaries of UST, it is expected that the banks will be merged with and into USTrust, UST's principal banking subsidiary.

     "This transaction, including the pending Somerset acquisition, will improve UST's Middlesex County market share and enable USTrust to offer a stronger banking alternative to an even larger number of local businesses and consumers," stated Neal F. Finnegan, President and Chief Executive Officer of UST Corp. "Our expansion in this market and the added volume of consumer oriented business will further our program of creating a network of regional community banking organizations enhanced by UST's traditional strength as a commercial lender. In addition, it will allow us to improve our leverage and efficiency, as we will be able to expand our customer base without incurring proportionate increases in operating expenses."
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"We believe that our shareholders and customers will greatly benefit from the proposed transaction," stated Timothy J. Hansberry, President and Chief Executive Officer of Affiliated. "Our customers will have access to a number of additional banking services including investment management and trust services along with a wide array of consumer loan and deposit products. In addition, our offering to business customers will be enhanced by UST's commercial banking capabilities including cash management, asset based lending, international services and leasing."

     Under the terms of the Agreement, Neal F. Finnegan will serve as Chairman and Chief Executive Officer and Timothy J. Hansberry will become President and Chief Operating Officer of USTrust. Mr. Hansberry will also serve as Vice Chairman and Chief Operating Officer of UST Corp.

     The transaction, which will be accounted for as a pooling of interests, is expected to close during the first half of 1998, and is structured as a tax-free exchange of 1.41 shares of UST common stock for each share of Affiliated common stock. At UST's closing stock price of $28 5/16 on December 12, 1997, the transaction would be valued at approximately $259 million, and Affiliated shareholders would receive a value of $39.92 in UST common stock for each share of Affiliated common stock. The purchase price represents a multiple of 2.3 times stated book value of Affiliated at September 30, 1997. The Company expects to record a one-time pre-tax charge of approximately $12 million of acquisition related costs in connection with the transaction.

     The agreement is subject to the approval of the shareholders of UST and Affiliated as well as federal and state bank regulatory authorities. In connection with the merger agreement, Affiliated has granted UST an option to purchase approximately 19.9% of its common stock exercisable upon the occurrence of certain events.

     In October, 1997 Affiliated approved a stock repurchase program which authorized the purchase of up to 300,000 shares of Affiliated's outstanding common stock. No shares have been purchased and in connection with this transaction the program is being cancelled.

     UST Corp. is a $3.7 billion Boston based bank holding company which serves as the parent company to USTrust and United States Trust Company. Through its subsidiaries, the Company operates a total of 66 banking offices throughout eastern Massachusetts and provides a broad range of financial services, principally to individuals and small-and medium-sized companies in New England. Included in these services are commercial banking, consumer financial services, trust and money management, and equipment leasing.
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     Affiliated Community Bancorp, Inc. is a $1.1 billion bank holding company for three community banks that serve consumer and small business banking needs through 12 branch offices located in eastern Middlesex County.

     Supplemental data is attached.
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          UST CORP. ACQUISITION OF AFFILIATED COMMUNITY BANCORP, INC.
                               SUPPLEMENTAL DATA


TRANSACTION DATA:
----------------

Consideration:                     1.41 shares of UST Corp. for each share of
                                   Affiliated; $39.92 per AFCB share @ 12/12/97
                                   USTB close of $28 5/16

Shares to be issued:               9.153 million shares of UST for 6.492
                                   outstanding shares of Affiliated

Lock-Up:                           Option granted to UST to purchase up to
                                   19.9% of Affiliated common stock

Walkaway:                          15% absolute USTB decline and a 15% relative
                                   decline to a bank index, subject to USTB's right to adjust the exchange ratio

Accounting:                        Pooling of Interests

Due Diligence:                     Complete

Shareholder Approval Required:     UST Corp. and Affiliated

Regulatory Approvals Required:     FRB and Massachusetts Board of Bank
                                   Incorporation


FINANCIAL SUMMARY:
-----------------
(In million, except per share data)

                              USTB(1)  SOSA(2)     AFCB       PRO FORMA

Total assets                 $3,776    $ 520      $1,129        $5,425
Total earning assets          3,564      493       1,087          5144
Total deposits                2,864      458         703          4025
Equity capital                  329       34         110           473
Shares outstanding:
  Period End (9/30/97)         29.8     16.7         6.5          42.4
Book value per share         $11.02    $2.06       17.21        $11.16
Equity to asset ratio          8.71%    6.54%       9.74%         8.72%



(1) Includes October, 1997 acquisition of Firestone Financial Corp. as a pooling of interests.
(2) Somerset Savings Bank announced 12/10/97.